Exhibit 10.f

CHANGE IN CONTROL AGREEMENT

AGREEMENT made as of the 1st day of January, 2015 by and between THE EASTERN COMPANY, a corporation organized under the laws of the State of Connecticut (the "Company"), and Angelo M. Labbadia, of P.O. Box 460, Naugatuck, CT (the "Executive").

W I T N E S S E T H:

WHEREAS, it is desirable that the Company and the Executive enter into a change in control agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants hereinafter set forth and other good and valuable consideration, the Company and the Executive agree as follows:

Section 1.                      Definitions.

When used herein, each of the words and phrases defined hereinafter shall have the following meaning unless a different meaning is clearly required by the context of the Agreement:

(a)           Average Adjusted Compensation shall mean the average of the Executive's annual compensation over the five calendar years ending prior to the date of determination of such amount.  Average Adjusted Compensation shall be determined by taking into account all of the base compensation and annual bonus payable to the Executive by the Company (including any pre-tax contributions made to a cafeteria plan or a Section 401(k) plan), but shall exclude any compensation resulting from the exercise of stock options granted to the Executive by the Company.

(b)           Average Total Compensation shall mean the average of the Executive's annual compensation over the five calendar years ending prior to the date of a Statutory Change in Control (or such shorter period of time during which the Executive is employed by the Company).  Average Total Compensation shall be determined by taking into account all of the compensation payable to the Executive by the Company (including any pre-tax contributions made to a cafeteria plan or a Section 401(k) plan), and shall be determined pursuant to Section 280G of the Code.  If the five calendar year period includes a calendar year in which the Executive was not employed for the entire year, the Executive's compensation for such calendar year shall be annualized.

(c)           Board of Directors shall mean the board of directors of the Company.

(d)           Cause shall mean any one or more of the following conditions, as determined in good faith by the Board of Directors:

(i)           the conviction of the Executive of (or the entry by the Executive of a plea of guilty or nolo contendere to) a felony involving moral turpitude;

(ii)           the Executive's engaging in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out the Executive’s duties and that results in economic harm to the Company; provided, however, that no act or failure to act will be considered to be "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company; or

(iii)           the Executive's material breach of any noncompetition, nonsolicitation or nondisclosure agreement with the Company, the Company's code of ethics, the Company's policies with regard to trading in its common stock, or any other applicable rules or regulations.

Notwithstanding the above, no act or omission shall constitute "Cause" until the Board of Directors has provided the Executive with a detailed written notice of its conclusion that such an act or omission has occurred, and then only if the Executive has failed to correct such act or omission within a reasonable period of time.

For purposes of this Agreement, the Executive's Separation from Service shall be deemed to be for Cause if the Board of Directors of the Company determines, at the time of the Executive's Separation from Service or at any time subsequent to the Executive's Separation from Service, that Cause for termination exists or existed at the time of the Executive’s Separation from Service.  In particular, the Executive shall be deemed to have been terminated for Cause if a material breach of any nondisclosure agreement with the Company occurs subsequent to the Executive's Separation from Service.

(e)           Change of Control shall mean a change in ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in this subsection (e)).

(i)           A change in ownership of the Company occurs when any person (or two or more persons acting as a group) acquires ownership of stock of the Company which, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company.  However, if any person or group of persons is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group of persons is not considered to result in a change in ownership of the Company.

(ii)           A change in effective control of the Company occurs when either:  (A) any person (or two or more persons acting as a group) acquires (or has acquired during the preceding twelve month period) ownership of stock of the Company possessing more than fifty percent (50%) of the total voting power of the stock of the Company; or (B) a majority of the board of directors of the Company is replaced during a twenty-five (25) month period by persons who are not endorsed by a majority of the board of directors of the Company in office prior to such change.  However, if any person or group of persons is considered to have acquired effective control of the Company pursuant to this subsection (e)(ii), the acquisition of additional control of the Company by the same person or group of persons is not considered to result in a change in effective control of the Company.

(iii)           A change in ownership of a substantial portion of the assets of the Company occurs on the date that any one person (or two or more persons acting as a group) acquires (or has acquired during the preceding twelve month period) assets from the Company that have a total gross fair market value equal to or greater than sixty percent (60%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. Gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(f)           Code shall mean the Internal Revenue Code of 1986, as amended.

(g)           ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

(h)           Good Reason shall meanthe existence of one or more of the following conditions arising without the consent of the Executive: (i) a material diminution in the Executive’s annual base salary; (ii) a material diminution in the Executive’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company; (iv) a material diminution in the budget over which the Executive retains authority; (v) a material change in the geographic location at which the Executive must perform the Executive’s services; or (vi) any other action or inaction that constitutes a material breach by the Company of any agreement under which the Executive provides services.

Before the Executive incurs a Separation from Service with the Company for Good Reason, the Executive must provide the Company with written notice that describes the existence of one or more of the conditions described above.  The Executive must provide the notice to the Company no later than ninety (90) days after the date of the initial occurrence of such condition or conditions.  In addition, the Executive must provide the Company a period of at least thirty (30) days during which the Company can remedy the condition or conditions.

(i)           Parachute Payment Limit shall mean 2.99 times the Executive's Average Total Compensation, as determined pursuant to Section 280G of the Code.

(j)           Separation from Service shall mean the Executive’s termination of employment with the Company.  Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Executive reasonably anticipate that the Executive would perform no further services for the Company after a certain date.

(k)           Statutory Change in Control shall mean a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as determined pursuant to Section 280G of the Code.

(l)           Tax Advisor shall mean the independent accounting firm engaged by the Company.

(m)           Total Parachute Payments shall mean any and all payments or benefits which are in the nature of compensation and which are received (or to be received) by the Executive in connection with a Statutory Change in Control, as determined pursuant to Section 280G of the Code.

Section 2.                      Term

The term of this Agreement shall begin as of January 1, 2015 and shall continue until December 31, 2017.

The Company may, in its discretion, elect to renew this Agreement for one or more periods by giving written notice to the Executive of the Company’s election to renew the Agreement and the length of the renewal period.  Such notice must be provided at least thirty (30) days prior to the end of the term or any renewal period.

Section 3.                       Change in Control Benefit

(a)           If the Executive incurs a Separation from Service without Cause or for Good Reason and the Separation from Service occurs within six months before or within twelve months after a Change in Control, then the Company shall pay to the Executive a benefit equal to one times the Executive's Average Adjusted Compensation.

(b)           With respect to the benefit described in subsection (a): (i) Average Adjusted Compensation shall be determined as of the date of the Executive’s Separation from Service; (ii) the benefit shall be paid to the Executive in a single lump sum within thirty (30) days following the later of the Executive’s Separation from Service or the Change in Control of the Company; and (iii) the benefit shall be paid in addition to any other benefits or payments to which the Executive is entitled under the terms of any agreement, plan or policy established by the Company.

(c)           Notwithstanding anything in this Agreement to the contrary, in the event that a Statutory Change in Control has occurred (whether or not a Change in Control has occurred) and the Total Parachute Payments are determined by the Tax Advisor not to be deductible, in whole or in part, by the Company because they exceed the Parachute Payment Limit set forth in Section 280G of the Code, then the benefit described in subsection (a) (to the extent it is included in the Total Parachute Payments) shall be reduced until all of the Total Parachute Payments are deductible in accordance with Section 280G of the Code, or the change in control benefit described in subsection (a) is reduced to zero.  For purposes of this limitation, no portion of the Total Parachute Payments shall be taken into account to the extent that the receipt of such payments, in the determination of the Tax Advisor, is effectively waived by the Executive prior to the date which is fifteen (15) days following the date of the Statutory Change in Control and prior to the earlier of the date of constructive receipt and the date of payment thereof.  The determination of the Tax Advisor as to the deductibility of the Total Parachute Payments shall be completed not later than thirty (30) days following the date of the Statutory Change in Control, and such determination shall be communicated in writing to the Company, with a copy to the Executive, within said thirty (30) day period.  The good faith determination of the Tax Advisor as to the deductibility of the Total Parachute Payments shall be deemed conclusive and binding on the Company and the Executive.  The Company shall pay the fees and other costs of the Tax Advisor hereunder.  In the event that the Tax Advisor is unable or declines to serve for purposes of making the foregoing determination, the Company shall appoint another accounting firm of national reputation to serve as the Tax Advisor, with the Executive's consent.

(d)           The provisions of this Agreement shall in all events be interpreted in a manner consistent with the Agreement satisfying the requirements of Code Section 409A and the regulations promulgated pursuant thereto.

Section 4.                      Restrictive Covenants

(a)           Noncompetition Covenant. The Executive covenants and agrees that, while employed by the Company (the "noncompetition term"), the Executive will not, anywhere in the "restricted area", either directly or indirectly, solely or jointly with any other person or persons, as an employee, contractor, consultant, individual proprietor, partner, shareholder, director, officer, member, manager, joint venturer, investor, lender, or in any other capacity, "compete" with the business of the Company as conducted during the noncompetition term; provided, however, that this subsection (a) shall not apply to the Executive's passive ownership of stock in, or service as a director of, any publicly-traded company.

As used in this subsection (a): (i) the term "compete" shall mean engaging, participating, or being involved in any respect in the business of, or furnishing any aid, assistance or service of any kind to any person in connection with, the design, manufacture, production, distribution, sale, marketing, merchandising, import or export of any product or service which is the same as or similar in either design or function, or both, to any product or service at any time designed, manufactured, produced, distributed, sold, marketed, merchandised, imported or exported by the Company; and (ii) the term "restricted area" shall mean the entire United States and such other countries where the Company markets and sells or intends to market and sell any product or service at any time designed, manufactured, produced, distributed, sold, marketed, merchandised, imported or exported by the Company.

(b)           Nonsolicitation Covenant. The Executive covenants and agrees that, while employed by the Company, the Executive will not, directly or indirectly, by any means or device whatsoever, for the Executive, or on behalf of or in conjunction with any other person, partnership or corporation, solicit, entice, hire, or attempt to hire or employ any employee of the Company.

(c)           Nondisclosure Covenant. The Executive covenants and acknowledges that certain assets of the Company constitute "confidential information." As used in this subsection (c), the term "confidential information" means any and all information and compilations of information, in whatever form or medium (including any copies thereof), relating to any part of the business of the Company, or the business of its customers, which is provided to the Executive, or which the Executive obtains or compiles or had obtained or compiled on the Executive’s behalf, which information or compilations of information are not a matter of public record or generally known to the public, including without limitation: (i) financial information regarding the Company; (ii) personnel data, including compensation arrangements relating to the Executive or any other employees of the Company; (iii) internal plans, practices, and procedures of the Company; (iv) the business methods and marketing strategies of the Company; and (v) any other information expressly deemed confidential by the officers and directors of the Company.

The Executive covenants and agrees that, without the prior written consent of the Company, the Executive will not use or disclose, or negligently permit any unauthorized person to use, disclose, or gain access to, any confidential information.

Upon Separation from Service, the Executive agrees to deliver promptly to the Company all memoranda, notes, records, manuals, or other documents, including all copies of such materials, containing confidential information, whether made or compiled by the Executive or furnished to the Executive from any source by virtue of the Executive’s relationship with the Company.  Regardless of the reason for the Executive’s cessation of employment, the Executive will furnish such information as may be in the Executive’s possession and will provide such cooperation to the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party. The Company will reimburse the Executive for any reasonable out-of-pocket expenses that the Executive incurs in order to satisfy the Executive’s obligations under this subsection (c).

(d)           Reformation; Injunctive and Equitable Relief. The Executive expressly acknowledges that the Company and the Executive have carefully considered the nature and scope of this Section 4, and that the activities, period and area covered by this Section 4 are fair, reasonable and necessary. To the extent that any covenant contained in this Section 4 is held to be invalid, illegal or unenforceable because of the extent of activities, duration of such covenant, the geographic area covered thereby, or otherwise, the Company and the Executive agree that the court making such determination shall reform such covenant to include as much of its nature and scope as will render it enforceable and, in its reduced form, said covenant shall be valid, legal and enforceable to the fullest extent of the law.

The Executive also acknowledges and agrees that, upon any breach by the Executive of any of the covenants in this Section 4, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it, including the recovery of damages from the Executive.

Section 5.	General

(a)           Funding.  It is the intention of the Company, the Executive and each other party to this Agreement that the benefits payable under this Agreement be unfunded for tax purposes and for purposes of Title I of ERISA.  The rights of the Executive to receive such benefits shall be those of a general unsecured creditor of the Company.

(b)           Benefits Not Assignable. Except as required by law, the right of the Executive to any benefits payable under the Agreement:  (i) shall not be subject to voluntary or involuntary anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive; (ii) shall not be considered an asset of the Executive in the event of any divorce, insolvency or bankruptcy; and (iii) shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process.  In the event that the Executive who is receiving or is entitled to receive benefits under the Agreement attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer, disposition or process shall, unless otherwise required by law, be null and void.

(c)           Administration.

(i)           The Board of Directors of the Company shall have the responsibility for the administration of the payment of benefits under this Agreement.  The Board of Directors may, by written instruction, designate one or more persons to carry out such responsibilities and may, in the same manner, revoke such delegation of responsibilities; provided, however, that in no event may the Board of Directors appoint the Executive to carry out such responsibilities.  Upon the designation of such a person or persons and the delegation of such responsibilities to him or them, all references in this Agreement to "Administrator" shall be deemed to refer to such person or persons.

(ii)           The Administrator shall have such authority and powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:

(A)           to construe and interpret the Agreement and to decide all questions of eligibility for (and determine the amount and time of payment of) benefits hereunder;

(B)           to prescribe procedures to be followed by the Executive for the payment of benefits;

(C)           to prepare and distribute information explaining the payment of benefits hereunder; and

(D)           to appoint or employ individuals to assist in the administration of the payment of benefits hereunder and any other agents it deems advisable, including legal counsel (who may be counsel for the Company).

(iii)           Whenever, in the Administrator's opinion, a person entitled to receive any benefits hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Administrator may issue directions that payments shall be made to another person for his or her benefit, or the Administrator may direct that payments be applied for the benefit of such person in such manner as the Administrator considers advisable.  Any payment of benefits in accordance with the provisions of this subsection (c)(iii) shall be a complete discharge of any liability for the making of such payment under the provisions of the Agreement.

(d)           Benefit Claims Procedure.

(i)           Any claim for the payment of benefits under this Agreement shall be made in writing to the Administrator.  If such claim for benefits is wholly or partially denied, the Administrator shall, within ninety (90) days after receipt of the claim, notify the claimant of the denial of the claim.  Such notice of denial:  (A) shall be in writing; (B) shall be written in a manner calculated to be understood by the claimant; and (C) shall contain (I) the specific reason or reasons for denial of the claim, (II) a specific reference to the pertinent provisions of the Agreement upon which the denial is based, (III) a description of any additional material or information necessary to perfect the claim, along with an explanation of why such material or information is necessary, and (IV) an explanation of the claim review procedure.

(ii)           Within sixty (60) days after the receipt by the claimant of a written notice of denial of the claim, or such later time as shall be deemed reasonable taking into account the nature of the benefit subject to the claim and any other attendant circumstances, the claimant may file a written request with the Administrator that it conduct a full and fair review of the denial of the claim for benefits.

(iii)           The Administrator shall deliver to the claimant a written decision on the claim within sixty (60) days after receipt of the aforesaid request for review, except that if there are special circumstances (such as the need to hold a hearing) which require an extension of time for processing, the aforesaid sixty (60) day period shall be extended to one hundred twenty (120) days.  Such decision shall:  (A) be written in a manner calculated to be understood by the claimant; (B) include the specific reason or reasons for the decision; and (C) contain a specific reference to the pertinent provisions of the Agreement upon which the decision is based.

(e)           Notices.  All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this subsection (e):

If to the Company, to:
The Eastern Company
112 Bridge Street
P.O. Box 460
Naugatuck, CT06770
Attn: Chairman of the Compensation Committee
of the Board of Directors

If to the Executive, at the Executive’s last residence shown on the records of the Company.

Any such notice shall be effective: (i) if delivered personally, when received; (ii) if sent by overnight courier, when receipted for; and (iii) if mailed, five days after being mailed as described above.

(f)           Successors.

(i)           This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(ii)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(iii)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform all of the obligations of the Company under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.  As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(g)           Other Plan Benefits.  Nothing in this Agreement shall prevent the Executive from receiving, in addition to any amounts the Executive may be entitled to receive under this Agreement, any amounts which may be distributable to the Executive at any time under the terms of any qualified employee benefit plan or any other non-qualified or incentive plan or arrangement of the Company which is now in effect or which may hereafter be adopted.

(h)           Full Settlement.  The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the

Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

(i)           Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(j)           Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(k)           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(l)           Amendment. This Agreement may not be amended except by a written instrument hereafter signed by the Executive and a duly authorized representative of the Board of Directors of the Company.

(m)           Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Connecticut, without giving effect to principles of conflicts of law.

(n)           Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

(o)           Withholding.  Any payments provided under this Agreement shall be paid net of any applicable tax withholding required under federal, state or local law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its corporate seal to be hereunto affixed, and the Executive has hereunto set the Executive’s hand and seal, as of the day and year specified above.

ATTEST:	THE EASTERN COMPANY

/s/Theresa P. Dews	By /s/Leonard F. Leganza
Its Secretary	Name: Leonard F. Leganza
Theresa P. Dews	Title: Chairman of the Board, President
and Chief Executive Officer
Date: March 3, 2015

EXECUTIVE:

/s/Angelo M. Labbadia
Angelo M. Labbadia
Date: March 3, 2015

AMENDMENT NO. 1 TO
CHANGE IN CONTROL AGREEMENT

AMENDATORY AGREEMENT made as of the 20thday of May, 2015 by and between THE EASTERN COMPANY, a corporation organized under the laws of the State of Connecticut (the "Company"), and ANGELO M. LABBADIA, of P.O. Box 460, Naugatuck, CT (the "Executive").

W I T N E S S E T H:

WHEREAS, the Company and the Executive entered into a change in control agreement dated as of January 1, 2015 (the “Agreement”) pursuant to which the Executive would be provided a change in control benefit in the event the Executive incurs a separation from service without cause or for good reason and the separation from service occurs within six months before or within twelve months after a change in control of the Company; and

WHEREAS, it is desirable that the Agreement be amended to clarify that the Executive will receive either the change in control benefit payable under the Agreement or the severance benefit payable under the Company’s severance pay policy (whichever is greater), but will not receive both benefits.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants hereinafter set forth and other good and valuable consideration, the Company and the Executive agree as follows:

(1)           Section 5(g) of the Agreement is deleted, and the following is substituted in lieu thereof:

(g)           Other Plan Benefits.  Nothing in this Agreement shall prevent the Executive from receiving, in addition to any amounts the Executive may be entitled to receive under this Agreement, any amounts which may be distributable to the Executive at any time under the terms of any qualified employee benefit plan or any other non-qualified or incentive plan or arrangement of the Company which is now in effect or which may hereafter be adopted.

Notwithstanding anything to the contrary, if the Executive incurs a Separation from Service and the Executive satisfies the requirements for receiving the change in control benefit described in Section 3 of this Agreement and a severance benefit under the Company’s corporate policy manual severance pay policy as in effect on January 1, 2015 and as it may be amended from time to time (the “Severance Pay Policy”), then the Executive will receive either the change in control benefit described in this Agreement or the severance benefit payable under the Severance Pay Policy(whichever is greater), but will not receive both such benefits.  In addition, all agreements or undertakings governing the payment of severance benefits by the Company to the Executive, other than this Agreement or the Severance Pay Policy (whichever is applicable to the Executive), are hereby superseded and shall no longer have any force or effect.

(2)           All of the remaining provisions of the Agreement are hereby approved, ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Company has caused this Amendatory Agreement to be executed and its corporate seal to be hereunto affixed, and the Executive has hereunto set the Executive’s hand and seal, as of the day and year specified above.

ATTEST:	THE EASTERN COMPANY

/s/Theresa P. Dews	By /s/Leonard F. Leganza
Its Secretary	Name: Leonard F. Leganza
Theresa P. Dews	Title: Chairman of the Board, President
and Chief Executive Officer
Date: June 10, 2015

EXECUTIVE:

/s/Angelo M. Labbadia
Angelo M. Labbadia
Date: June 11, 2015